Exhibit 16.1

KPMG LLP

New Jersey Headquarters

51 John F. Kennedy Parkway

Short Hills, NJ 07078-2702

November 21, 2023

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for NRX Pharmaceuticals, Inc. and subsidiaries (the Company) and, under the date of March 31, 2023, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2022 and 2021. On November 15, 2023, we were dismissed.

We have read the Company’s statements included under Item 4.01 of its Form 8-K dated November 21, 2023, and we agree with such statements except we are not in a position to agree or disagree with the Company’s statement that the dismissal of KPMG LLP was approved by the Board of Directors, and we are not in a position to agree or disagree with the Company’s statements in Item 4.01(b).

Very truly yours,

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.